UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
05/27/09

COLUMBIA BANKING SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Washington	0-20288	91-1422237
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 A Street
Tacoma, WA	98402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (253) 305-1900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 27, 2009, the Personnel and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Columbia Banking System, Inc. (the “Company”), and the full Board, approved amendments (the “Amendments”) to the Executive Supplemental Compensation Agreements among the Company, Columbia State Bank (a subsidiary of the Company) and Melanie J. Dressel, President and Chief Executive Officer, Gary R. Schminkey, Executive Vice President and Chief Financial Officer, and Mark W. Nelson, Executive Vice President and Chief Operating Officer, respectively (such agreements, collectively, the “Agreements”).  The Agreements comprise the Company’s supplemental executive retirement plan (the “SERP”), and are intended to provide retirement benefits to the covered executives.

Before the Amendments, the SERP provided each covered executive with lifetime annual retirement benefits generally targeted to be the lesser of (i) 60% of the executive’s final full year of total compensation (as shown on Form W-2) or (ii) a fixed amount.  The SERP includes a number of restrictions on payment, including a requirement, subject to certain exceptions, that the executive attain age 65 (62 in the event of a change in control). The SERP includes a number of potential adjustments to the date on which retirement payments are initiated and to the amount of the executive’s benefit.  These potential adjustments include provisions for early retirement at a reduced benefit amount, and a 2% annual inflation adjustment to benefit payments.  Executives terminated pursuant to a change in control of the Company, or disabled under any circumstances, will be 100% vested, regardless of tenure.  Other potential SERP adjustments include an elimination of benefits if the executive violates non-competition requirements or if the executive is terminated for cause or resigns voluntarily before achieving 100% vesting.  The executive attains vesting by years of service, with Ms. Dressel and Mr. Schminkey having fully vested and Mr. Nelson having vested at 60% based on a vesting schedule of 10% per year over 10 years.

The Amendments revise the benefit calculation formula in the Agreements to eliminate the alternative that the base annual retirement benefit, before any adjustments, will be the lesser of 60% of final full-year W-2 compensation or a fixed amount, resulting in the fixed amount being the base amount of annual retirement benefits, subject to adjustment as provided in the Agreements.  Those fixed amounts are $294,688, $206,957 and $161,627, for Ms. Dressel, Mr. Schminkey and Mr. Nelson, respectively.  The Amendments also provide that passive ownership by a covered executive of less than one percent of the outstanding shares of a publicly-traded competitor of the Company will not be deemed a violation of the non-competition provisions of the Agreements.  The Committee approved the Amendments relating to the benefit calculation formula in order to avoid significant variances in projected retirement benefits from year to year arising from one-time non-recurring material impacts on W-2 compensation for the prior year (e.g., due to stock option gains or deferred compensation payouts), and to provide both the Company and the executives with a greater degree of certainty about the amounts of retirement benefits for each covered executive.  The Company has been and will continue to accrue an expense for the fixed benefit consistent with applicable accounting requirements.  The Committee approved the Amendments to the non-competition provisions in order to avoid unintended technical violations through de minimis passive investments by executives in publicly-traded competitors.  The Amended and Restated Agreements also reflect certain other immaterial changes previously approved that were necessary to comply with Internal Revenue Code Section 409A.

The foregoing description of the Agreements and the Amendments is qualified in its entirety by reference to the complete Amended and Restated Agreements filed as Exhibits 10.1, 10.2 and 10.3 to this report.

Item 9.01.	Financial Statements and Exhibits

(d)	The following exhibits are being furnished herewith:

10.1	Amended and Restated Executive Supplemental Compensation Agreement dated as of May 27, 2009 among the Company, Columbia State Bank and Melanie J. Dressel.
10.2	Amended and Restated Executive Supplemental Compensation Agreement dated as of May 27, 2009 among the Company, Columbia State Bank and Gary R. Schminkey.
10.3	Amended and Restated Executive Supplemental Compensation Agreement dated as of May 27, 2009 among the Company, Columbia State Bank and Mark W. Nelson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA BANKING SYSTEM, INC.
Dated: June 1, 2009	/s/ Gary R. Schminkey
Gary R. Schminkey Executive Vice President and Chief Financial Officer